EXHIBIT 26






                              INVESTOR PRESENTATION




                                   CORPORATE
                                   GOVERNANCE



                                 SEPTEMBER 1999



 Asarco Cyprus Merger

  o  Merger Structured Specifically to Create and Enhance Shareholder Value
        - $5.00 Cash Payment to Shareholders on Completion of Merger
        - Drop Takeover Defenses - 90 Days Post Merger
        - Provide Opportunity for Fair Value Offer to Shareholders

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 Asarco Cyprus Merger

  o  Qualified Offer:
        - Offer to Purchase All Outstanding Shares
        - Subject to an Unwaivable Minimum Tender Condition of 50% of the Outstanding Shares
        - Offer is Subject to Fairness Opinion From Recognized Investment
          Bank
        - Offer Includes Appropriate Financing Assurances

  o  For 90 Days Post Merger:
        - Any Person Making a Qualified Offer Can Disarm the Rights Plan
        - Company Must Call and Hold Stockholder Meeting to Vote to Redeem Rights Plan, if Requested by Person Making Qualified Offer
        - Company Must Redeem the Rights Plan if a Majority of the Outstanding Shares Vote in Favor of Doing So

  o  Employee Benefit Programs/New Employment Contracts
        - Status Quo Will Prevail For 90 Days Post Merger
        - No New Change of Control Benefits Will Trigger in the 90 Days Post Merger

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 Asarco Cyprus Merger

  o  Transition Arrangements

     -  Boards of Directors' Objective is to Ensure:
        o      Synergies Implemented Properly
        o      Management Succession Planned
        o      Balanced Representation for Both Shareholder Groups

      - Transition Arrangements Do Not Prevent Third Party Offer to Buy
        Company

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 Asarco Cyprus Merger

  o  Typical Three Year Transition Arrangements
      - 50/50 Representation on Board
      - Sharing of Executive Power for First Three Years
        o Ward - Chairman and Co-CEO Until 2000 Annual Meeting Chairman Until End of 2000
        o McAllister - President and Co-CEO Until 2000 Annual Meeting Chairman, President and CEO January 1, 2001

  o  To Ensure Successful Transition - Until 2002 Annual Meeting:
      - Asarco Board Vacancies Filled By Asarco Directors
      - Cyprus Board Vacancies Filled By Cyprus Directors
      - Changes in Executive Arrangements Require 75% Vote

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 Asarco Cyprus Merger

  o  Asarco Cyprus Corporate Governance
      - Virtually Identical to Provisions for Phelps Dodge, as Well as Many Other Companies

  o  Relevant Charter and By-Law Provisions

                              ASARCO CYPRUS           PHELPS DODGE

      Classified Board        3 Equal Classes         3 Equal Classes

      Call Special Meetings   Chairman, CEO or        Chairman or
                              Majority of Directors   Majority of Directors

      Written Consent         Not Permitted           Not Permitted

      Rights Plan             15% Trigger,            20% Trigger
                              Can Be Redeemed         Can Be Redeemed
                              By Board                By Board

                                                                         6

 Asarco Cyprus Merger

  o Asarco and Cyprus Boards Unanimously Rejected Phelps Dodge's Exchange Offers as Inadequate and Not in Shareholders' Best Interests
   -  Based Upon Independent Evaluations By Asarco and Cyprus Investment Banks

  o  Counter Proposal to Phelps Dodge to Ensure Asarco and Cyprus
     Shareholders 50 Percent Ownership in New Entity

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